EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made on this 18th day of July, 2016 (the “Effective Date”), by and between TapImmune Inc., a Nevada corporation (the “Company”), and John Bonfiglio, an individual (the “Executive”).

WHEREAS, the Executive has served as a Strategic Advisor to TapImmune pursuant to the terms of a Consulting Agreement entered into by the Company and the Executive as of February 10, 2015, and amended on February 9, 2016 (collectively, the “Prior Consulting Agreement”); and

WHEREAS, the Company desires to employ the Executive as its President and Chief Operating Officer, and the Executive desires to accept such employment with the Company, in each case upon the terms and conditions set forth herein.

NOW WITNESSETH:

The Executive and the Company for themselves, their heirs, successors and assigns, in consideration of their mutual promises contained herein, intending to be legally bound, hereby agree to the following terms and conditions.

1.     EMPLOYMENT. The Company hereby employs the Executive as President and Chief Operating Officer of the Company, and the Executive agrees to serve in such capacities and provide his services to the Company on the terms and conditions set forth in this Agreement.

2.     POSITION AND DUTIES. On and after the date of this Agreement, the Executive will serve as President and Chief Operating Officer of the Company. The Executive agrees that except as set forth below, during the Term (as defined below) he shall dedicate his full business time, attention and energies to performing his duties to the Company, as prescribed by the CEO of the Company. The Executive will report to the CEO of the Company, and carry out the decisions and otherwise abide by and enforce the lawful rules and policies of the Company.

The Executive shall devote his best business efforts to the business and affairs of the Company and, during the Term, shall observe at all times the covenants regarding non-competition, and confidentiality provided in Sections 5, 6 and 7 below. The Company and Executive acknowledge and agree that, during the Term, Executive shall be permitted to (i) serve on corporate, civic or charitable boards or committees, and (ii) manage passive personal investments, so long as any such activities do not unduly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

3.     TERM. The term of this Agreement shall start on the Effective Date and end on the day preceding the second anniversary of the Effective Date (the “Initial Term”). The term of the Agreement will be automatically extended for successive additional twelve (12) month periods after the end of the Initial Term, unless terminated by the Company or the Executive by written notice to the other Party provided not later than twelve (12) months prior to the end of the Initial Term, or no later than ninety (90) days prior to the end of any such successive 12 month term, subject to termination pursuant to Section 8 below (the “Term”). However, the provisions of Sections 5, 6 and 7 shall continue in force in accordance with the provisions therein and shall survive the expiration or termination of the Term and this Agreement.

4.     COMPENSATION AND BENEFITS.

(a)     Base Salary. The Executive’s annual base salary shall be two hundred and sixty thousand dollars ($260,000) per year, which shall be paid by the Company to the Executive monthly, in accordance with normal payroll practices and subject to customary withholding as required by applicable law. This annual base salary shall be reviewed by the Board periodically, and the Board may increase the Executive’s annual base salary from time to time as the Board deems to be appropriate subject to performance and market conditions. The Executive’s salary will not be reduced without Executive’s prior written consent except in connection with a reduction in salary of all Company executives.

(b)     Annual Incentive Compensation. During the Term, the Executive shall be eligible for an annual performance bonus of up to fifty percent (50%) of the Executive’s annual base salary, based on goals and other conditions as the CEO shall determine on an annual basis according to annual guidelines from the Board of Directors (the “Annual Performance Bonus”). The Annual Performance Bonus will be payable in the form of either cash, shares of the Company’s common stock, stock options or a combination thereof, according to annual guidelines from the Board of Directors, in any case to be paid or delivered as soon as practicable after the end of the year in which they are earned and in any event not less than sixty (60) days after the end of such year.

Any such Annual Performance Bonus, as well as any equity awards which are granted to the Executive or which become vested as a result of the satisfaction of financial performance goals of the Company, shall be subject to the Company’s Policy on Recoupment of Executive Incentive Compensation, and that the Executive shall be obligated to repay to the Company, any and all amounts received with respect to the Annual Performance Bonus or performance-based equity awards, to the extent such a repayment is required by the terms of the Policy on Recoupment of Executive Incentive Compensation, as such policy may be amended from time to time.

(c)     Equity Awards. The Executive will be granted equity awards under the Company’s 2014 Omnibus Stock Ownership Plan consisting of (i) stock options to purchase 750,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on the day immediately preceding the Effective Date of this Agreement, which options shall vest one third (250,000) immediately and the remaining options shall vest in 23 equal monthly installments of 20,833 options on the last day of each of the 23 months following the grant date, and the remaining 20,841 options shall vest on the last day of the 24th month, and (ii) 250,000 shares of unregistered, restricted common stock, all of which shall vest upon the earlier to occur of (i) the listing of the Company’s common stock on a national securities exchange in the United States or (ii) the first anniversary of the Effective Date, so long as Executive is employed with the Company at such time or on such date, either as an employee or consultant. The Company shall pay the withholding tax amount associated with the award of restricted stock which amount Executive acknowledges will be taxable to Executive. Further, the consultant Stock Option Award Agreement existing between the Company and Executive, dated February 10, 2015, shall be amended as set forth in the form of amendment attached hereto as Exhibit A.

(d)     Benefits. The Executive shall be entitled to participate in all group insurance, vacation, retirement and other employee benefits established by Company for its full time employees generally, on terms comparable to those provided to such employees from time to time by the Company. Nothing in this Agreement will preclude the Company from terminating or amending any employee benefit plan so as to change eligibility or other requirements or eliminate, reduce or otherwise change any benefit, provided that such termination or amendment applies equally to the Executive and other full time employees of the Company.

(e)     Paid Time off. The Executive shall be entitled to twenty-one (21) days paid vacation per calendar year plus such sick leave as he may reasonably and actually require. Accrued and unused vacation shall be paid at termination of employment for any reason.

(f)     Reimbursement of Business Expenses. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the written policies of the Company as in effect from time to time.

The Company shall use its commercially reasonable efforts to maintain a Directors and Officers Insurance policy with no less than $2 million coverage, and to list the Executive as one of the covered management employees under such policy.

5.     CONFIDENTIAL INFORMATION. The Executive agrees that during and after his employment with the Company, he will hold in the strictest confidence, and will not use (except for the benefit of the Company, or any of the Company’s other subsidiaries or affiliates) or disclose to any person, firm, or corporation any Company Confidential Information except as necessary in carrying out his work for the Company. The Executive understands that his unauthorized use or disclosure of Company Confidential Information during his employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. The Executive understands that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, or subsidiaries or affiliates (collectively, for the purposes of this section, the “Company”), or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which the Executive called or with which he may become acquainted during the term of his employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of the Executive or, to the extent known by the Executive, of others. The Executive understands that nothing in this Agreement is intended to limit the Executive’s rights to discuss the terms, wages, and working conditions of his employment, as protected by applicable law.

The Executive recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. The Executive agrees at all times during his employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such Associated Third Parties. The Executive further agrees to comply with any and all written Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. The Executive understands that his unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during his employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

Notwithstanding anything in this Section 6 to the contrary, the Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive should file a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to a court order.

Upon termination of his employment with the Company, the Executive will promptly deliver to the Company, and will not keep in his possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by him pursuant to his employment with the Company, obtained by him in connection with his employment with the Company, or otherwise belonging to the Company, its successors, or assigns. The Executive also consents to an exit interview to confirm his compliance with this Section 5, if requested by the Company.

6.     INTELLECTUAL PROPERTY RIGHTS. Any and all concepts, improvements, computer software, articles, pamphlets, brochures, marketing plans, or other information (collectively, “Developments”) which the Executive discovers, edits or develops during the Term of his/her employment, which relates to or is useful in connection with the business of Company, shall be deemed work for hire and shall be the sole and exclusive property of the Company. The Executive hereby assigns, transfers and conveys to the Company all right, title and interest in, and to all such Developments. The Executive shall make full disclosure thereof to the Company and shall do such acts and deliver all such instruments as the Company shall reasonably require of Executive, at the Company’s expense, to effect such ownership and to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark, registrations or copyrights under United States or foreign law with respect to such Developments or to obtain any extension, valid action, reissuance, continuance or renewal of any such patent, trademark or copyright.

7.     NON-COMPETITION AND NON-SOLICITATION COVENANTS. As additional consideration to the Company for entering into this Agreement, the Executive covenants that during the Restricted Period (as defined below), he shall not:

(a)     compete against the Company, or any subsidiary or affiliate of the Company that is engaged in the Business (as defined below) (collectively, the “Applicable Entities”), either directly or indirectly, by taking employment, assisting or serving as an independent contractor, consultant, partner, director or officer with a competitor of any of the Applicable Entities, or starting his own business that would compete directly or indirectly with any of the Applicable Entities, or have a material interest in any business, corporation, partnership, limited liability company or other business entity which competes directly or indirectly with any of the Applicable Entities. For purposes of this covenant, the term “the Business” shall mean developing, producing, designing, providing, soliciting orders for, selling, distributing, or marketing Company Products and Services in any state of the United States of America in which any of the Applicable Entities does business. For purposes hereof, “Company Products and Services” means any cancer immunotherapy T-cell vaccines and related applications (i) which the Applicable Entities currently and reasonably anticipate developing, producing, designing, providing, marketing, distributing or selling as of the date of the termination of Executive’s employment with the Company, (ii) which the Applicable Entities develop, produce, design, provide, market or distribute while Executive is employed by the Applicable Entities or is otherwise providing services to the Applicable Entities, or (iii) that compete with any of the products and services of the Applicable Entities referenced in (i) or (ii) above. For the purpose of defining and enforcing this covenant, the competitors of the Applicable Entities will be identified at the time the Company seeks enforcement of this covenant. This determination shall be based on the then-existing market area of the Applicable Entities at the time enforcement of this covenant is sought. Notwithstanding the foregoing, investment by the Executive constituting less than five percent (5%) of the outstanding securities in a publicly-traded entity that may compete with the Applicable Entities shall not constitute a violation of this Section 7(a) as long as the Executive is not actively involved in such entity’s business.

(b)     solicit or encourage, or attempt to solicit or encourage, any current customer or vendor of any of the Applicable Entities to do business with any person or entity in competition with any of the Applicable Entities or to reduce the amount of business which any such customer or vendor has customarily done or contemplates doing with any of the Applicable Entities, whether or not the relationship between any of the Applicable Entities and such customer or vendor was originally established in whole or in part through the Executive’s efforts; provided, however, that this Section 7 (b) shall not be interpreted as preventing the Executive from conducting a business that does not consist of the Business conducted by the Applicable Entities with any customers or vendors of the Applicable Entities; or

(c)     solicit or encourage, or attempt to solicit or encourage, any employee of the Company or any of the Applicable Entities, whether as an officer, employee, consultant, agent or independent contractor, or any person who was so employed or engaged at any time during the six (6) month period prior to the date of the Executive’s solicitation, to leave his or her employment with the Company or any of the Applicable Entities, to cease providing services to the Company or any of the Applicable Entities, or to accept employment with any other person or entity; provided however, that general solicitations not specifically targeted to employees of the Company or any of the Applicable Entities shall not constitute a breach of this Section 7(c).

These covenants not to compete and not to solicit shall apply during the entire Term of the Executive’s employment with the Company and for a period of twelve (12) months following the date on which Executive is last employed by the Company (the “Restricted Period”). In the event of a breach by the Executive of any of the covenants in this Section 7, the term of the Restricted Period will be extended by the period of the duration of such breach.

The Executive agrees that the relevant public policy and legal aspects of covenants not to compete have been discussed with him and that every effort has been made to limit the restrictions placed upon Executive to those that are reasonable and necessary to protect the legitimate interests of the Company, and the other Applicable Entities. The Executive acknowledges that, based upon his education, experience, and training, the non-compete and non-solicitation provisions of this Section 7 will not prevent the Executive from earning a livelihood and supporting the Executive and his family during the relevant time period.

The Executive and the Company agree that the restrictions set forth in this Section 7 shall not prevent the Executive from serving as a member of the board of directors or board of managers of any organization after the Executive’s employment with the Company ends provided that: (a) the Executive does not provide services to such organization other than through Executive’s role as a member of its board of directors or board of managers; and (b) the Executive does not violate his confidentiality and intellectual property obligations set forth in Sections 5 and 6 of this Agreement.

The existence of a claim, charge, or cause of action by the Executive against the Company, or any other Applicable Entity shall not constitute a defense to the enforcement by the Company, or any other Applicable Entity of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately.

If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, the court is hereby expressly authorized to modify this Agreement or to interpret this Agreement to extend only over the maximum period of time, range of activities, or geographic areas as to which it may be enforceable.

8.     TERMINATION OF EMPLOYMENT. Notwithstanding anything else contained in this Agreement, the Term of Executive’s employment under this Agreement may be terminated prior to the end of the Term stated in Section 3 above upon the earliest to occur of the events described in Subsections 8(a) or 8(b) below. To terminate the Executive’s employment with the Company and the Term pursuant to this Section 8, the terminating party shall provide to the other party a written notice of termination (a “Termination Notice”), which shall (i) indicate the specific termination provision of this Agreement relied upon, (ii) briefly summarize the facts and circumstances that provide the bases for such termination, (iii) specify the termination date in accordance with the requirements of this Agreement, and (iv) otherwise comply with any notice-related term in this Agreement applicable to the specific type of termination.

(a)     Termination by the Company. The Company may terminate the Executive’s employment with the Company and the Term under this Agreement:

(1)	Upon the Executive’s Disability (as defined below), such termination to be effective on the date of written notice by the Company that the Executive’s employment is being terminated as a result of such Disability or such later date as may be specified in writing by the Company;

(2)	Upon the Executive’s death, to be effective immediately upon the date of death;

(3)	For Cause (as defined below), which termination shall be effective on the date specified in the Termination Notice;

(4)	If the Board determines in good faith that the Company is unable to continue to pay the level of compensation due to the Executive under Section 4 of this Agreement, whether as a result of the Company’s failure to obtain additional equity funding as needed to sustain its operations or otherwise; or

(5)	By the Company for any reason other than under Subsections (a)(1), (2), (3) or (4), or for no reason (it being understood that Executive’s employment is “at will”), upon written notice by the Company to the Executive that the Executive’s employment is being terminated, which termination shall be effective on the date of such notice or such later date as may be specified in writing by the Company.

(b)     Termination by the Executive. The Executive may terminate his employment with the Company and the Term under this Agreement either (i) for Good Reason (as defined below) by providing a Termination Notice to the Company as described above; or (ii) without Good Reason by written notice of termination of his employment to the Company.

(c)     Definition of “Disability.” For purposes of this Agreement, “Disability” shall mean the Executive’s incapacity or inability to perform his duties and responsibilities as contemplated under this Agreement with any reasonable accommodation that the Company may be required to provide in accordance with the Americans with Disabilities Act for one hundred twenty (120) consecutive days or for more than one hundred twenty (120) days within any one (1) year period (cumulative or consecutive) due to impairment to his physical or mental health. For this purpose, the Executive shall be presumed to have suffered a Disability if he is determined to be entitled to Social Security disability benefits by the Social Security Administration.

(d)     Definition of “Cause.” The Company shall have “Cause” to terminate the Executive only for any of the following reasons:

(1)	The Executive’s fraudulent, dishonest or illegal conduct in the performance of services for or on behalf of the Company or any of its subsidiaries or affiliates or other conduct in violation of Company policy or materially detrimental to the business, operations or reputation of the Company or any of its subsidiaries or affiliates, as determined by the Board in good faith;

(2)	The Executive’s embezzlement, misappropriation of funds or fraud, whether or not related to his employment with the Company;

(3)	Insubordination, negligence, willful misconduct or willful failure to comply with directions of the Board;

(4)	A breach of the Executive’s duty of loyalty to the Company or any of its subsidiaries;

(5)	The Executive’s violation of any Company policy, including but not limited to, the Company’s Code of Ethics, and its policies regarding discrimination, harassment and retaliation as determined by the Board of Directors in good faith;

(6)	The Executive’s gross misconduct or intentional failure to comply with any lawful direction of the Company’s CEO or Board consistent with his duties hereunder;

(7)	The conviction by a court of competent jurisdiction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; or

(8)	A reasonable determination by a majority of the Board that the Executive has committed an act of fraud, embezzlement or conversion of property related to the Company or any of its customers or suppliers; or

(9)	Any other intentional breach of the Executive’s obligations under this Agreement which is not promptly cured after notice and demand by the Board.

(d)     Definition of “Good Reason.” For the purposes of this Agreement, “Good Reason” shall mean without the prior written consent of the Executive:

(1)	A reduction by the Company of the Executive’s annual base salary from the amount specified in Section 4, provided that, such a reduction shall not be considered “Good Reason” if the reduction results from a determination by the Board in good faith that the Company is unable to continue to pay the level of executive compensation due to the Executive and similarly situated executives, whether as a result of the Company’s failure to obtain additional equity funding as needed to sustain its operations, or otherwise unless such determination occurs within ninety (90) days of a Change of Control (as defined below);

(2)	A demotion or other material diminution by the Company in the Executive’s authority, duties, or responsibilities from those specified in Section 2; or

(3)	Any other material breach of this Agreement by the Company.

(e)     Termination Notice and Cure. Notwithstanding the foregoing subsection (e) of this Section 8, “Good Reason” shall not be deemed to have occurred, and the Executive shall be deemed to have irrevocably waived his right to terminate the Executive’s employment with the Company and the Term under this Agreement with respect thereto, unless: (i) the Executive has provided the Company with a Termination Notice describing one or more of the grounds set forth in Section 8(e) as soon as reasonably practicable, but in no event later than one hundred fifty (150) days after such ground occurring or is discovered (as applicable), (ii) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (iii) the Executive terminates the Executive’s employment with the Company within six (6) months from the date on which the event constituting Good Reason first occurs or is discovered (as applicable). The Executive shall have the burden of proving the occurrence of an event constituting “Good Reason” hereunder.

Similarly, notwithstanding the foregoing subsection (d) of this Section 8, “Cause” shall not be deemed to have occurred, and the Company shall be deemed to have irrevocably waived their right to terminate the Executive’s employment with the Company and the Term under this Agreement with respect thereto, unless: (i) the Company has provided the Executive with a Termination Notice describing one or more of the grounds set forth in Section 8(d) as soon as reasonably practicable, but in no event later than one hundred fifty (150) days after the Board first receives notice of the grounds for termination (as applicable), (ii) if such ground is capable of being cured, the Executive has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (iii) the Company terminates the Executive’s employment with the Company within six (6) months from the date on which the Board first received notice of the event constituting Cause.

9.     SEVERANCE PAY.

(a)     In the event the Executive’s employment with the Company is terminated by the Company during the Term for Cause (as defined in Section 8(d) above), or by the Executive other than for Good Reason (as defined in Section 8(e) above), the compensation and benefits the Executive shall be entitled to receive from the Company shall be limited to:

(i)     his then-current annual base salary pursuant to Section 4 through the date of termination, payable in accordance with the Company’s standard payroll practices;

(ii)     any reimbursable expenses for which the Executive has not yet been reimbursed as of the date of termination;

(iii)     any accrued paid time off; and

(iv)     any other rights and vested benefits (if any) provided under employee benefit plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

(b)     If the Executive’s employment with the Company is terminated due to death or disability or the inability of the Company to continue to pay Executive’s salary, the Company will pay all salary and bonuses to the date of termination.

(c)     If the Executive’s employment with the Company is terminated during the Term, either by the Company without Cause or by the Executive for Good Reason, in addition to the amounts in Subsection (a) of this Section 9, the Executive shall also be entitled to receive severance pay equal to six (6) months of his annual base salary pursuant to Section 4, at the rate in effect on the date of termination plus accrued and unused paid time off. This severance pay shall be paid to the Executive in cash in a single lump sum payment, within sixty (60) days after the date of the termination of the Executive’s employment with the Company, but no earlier than fifteen (15) days after the Executive’s execution and non-revocation of a general release of all claims against the Company, its officers, directors, employees and affiliates, in form and substance satisfactory to the Company (the “Release”). In addition, the Executive shall also receive upon termination any Annual Performance Bonus that, as of the date of termination, has been earned by the Executive but has not yet been paid by the Company to the Executive. In addition, the Company shall pay the cost for Executive to continue his health insurance benefits under COBRA for a period of six months after termination of employment, or the Company will fund an alternative health care insurance plan for the same dollar amount as a six month Cobra plan.

(d)     Notwithstanding anything in this Agreement to the contrary, it will be a condition to the Executive’s right to receive any severance benefits under Subsection (c) of this Section 9 that he execute and deliver the Release to the Company upon his separation from service, and that he does not revoke the Release during the fifteen (15) day period thereafter. Subject to Section 14 below, the severance payments under this Section 9 will be made no earlier than fifteen (15) days after the Executive has executed, delivered and not revoked the Release as required under this Section 9.

10.     CHANGE OF CONTROL

(a)     If the Executive’s employment with the Company is terminated either by the Company without Cause or by the Executive for Good Reason during the period of ninety (90) days following a Change in Control of the Company (as that term is defined below), in addition to the amounts in Subsection (a) of Section 9, but in lieu of any severance payments under Subsection (b) of Section 9, the Executive shall be entitled to receive a severance payment equal to the sum of (i) eight (8) months of his annual base salary pursuant to Section 4, at the higher of the base salary rate in effect on the date of termination or the base salary rate in effect immediately before the effective date of the Change of Control, and (ii) the Executive ‘s Annual Performance Bonus for the year which includes the effective date of the Change in

Control, payable at the full target level of performance including any bonus declared and not yet paid. This severance pay shall be paid to the Executive in cash in a single lump sum payment, within sixty (60) days after the date of the termination of the Executive’s employment with the Company, but no earlier than fifteen (15) days after the Executive’s execution and non-revocation of the Release. In addition, the Executive shall also receive in the same payment the amount of any annual performance bonus that, as of the date of termination, has been earned by the Executive but has not yet been paid by the Company to the Executive. In addition, the Company shall pay the cost for the Executive to continue his health insurance benefits under COBRA for a period of eight (8) months.

(b)     If the Executive holds any stock options or other stock awards granted under the Company’s equity plan which are not fully vested at the time his employment with the Company is terminated either by the Company without Cause or by the Executive for Good Reason during the period of ninety (90) days following a Change in Control, such equity awards shall become fully vested as of the termination date.

(c)     For purposes of this Agreement, the term “Change in Control” shall mean a transaction or series of transactions which constitutes a sale of control of the Company, a change in effective control of the Company, or a sale of all or substantially all of the assets of the Company, or a transaction which qualifies as a “change in ownership” or “change in effective control” of the Company or a “change in ownership of substantially all of the assets” of the Company under the standards set forth in Treasury Regulation section l.409A-3(i)(5).

(d)     If any severance payments otherwise payable to the Executive under this Agreement in connection with a Change in Control would, when combined with any other payments or benefits the Executive becomes entitled to receive that are contingent on the same Change in Control (such payments and benefits to be referred to as “Parachute Payments”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the severance payments payable to the Executive under this Section 10 shall be reduced to such extent which would result in no portion of such severance benefits being subject to the Excise Tax under Section 4999 of the Code (the “Reduced Amount”). Any determination of the Excise Tax or the Reduced Amount required under this Section 10(d) shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon the Company and the Executive for all purposes. For purposes of making the calculations required by this Section 10(d), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish such information and documents as the accountants may reasonably request in order to make a determination under this Section 10(d). The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 10(d).

11.     NO BREACH. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise would be bound except for agreements entered into by and between the Executive and the Company or any other member of the Company’s group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for the Company or other member(s) of the Company’s group, as the case may be.

12.     NOTICES. All notices or communications required by or bearing upon this Agreement or between the Parties shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the first business day following the date of dispatch if delivered using a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice delivered to their respective addresses set forth below:

(a)     if to the Executive, to:

John Bonfiglio

2021 N. Lemans Blvd

No. 6206

Tampa, FL 33607

(b)     if to the Company, to:

Taplmmune Inc.

50 N. Laura St. – Suite 2500

Jacksonville, FL 32202

Attn: CEO

13.     NON-ASSIGNMENT. The Executive and the Company each acknowledges the unique nature of services to be provided by the Executive under this Agreement, the high degree of responsibility borne by him and the personal nature of his relationship to the Company’s business and customers. Therefore, the Executive and the Company agree that Executive may not assign this Agreement or any of his rights or responsibilities hereunder without the prior written consent of the Company. Similarly, the Company may not assign this Agreement or any of its rights or responsibilities hereunder without the prior written consent of the Executive except to another entity that survives a merger, acquisition or consolidation with the Company or which otherwise succeeds to all or substantially all of the Company’s assets or business. Any purported assignment in violation hereof is void.

14.     COMPLIANCE WITH SECTION 409A OF THE CODE. The Executive and the Company each acknowledges that each of the payments and benefits promised to Executive under this Agreement must either comply with the requirements of Section 409A of the Code (“Section 409A”), and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive and the Company agree that the severance payments described in Sections 9 and 10 are intended to be excepted from compliance with Section 409A as either short-term deferrals pursuant to Treasury Regulation Section l.409A-l(b)(4) or separation pay pursuant to Treasury Regulation Section l.409A-1(b)(9).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after the Executive’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section l.409A-l(i)) of the Company on the date of his separation from service, the first day of the seventh month following the Executive’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

15.     INJUNCTIVE RELIEF. The Executive acknowledges and accepts that his compliance with Sections 5, 6 and 7 is an integral part of the consideration to be received by the Company and is necessary to protect the equity value, business and goodwill and other proprietary interests of the Company. The Executive and the Company each acknowledge that a breach by the other Party of this Agreement (including a breach by the Executive of Sections 5, 6 and 7 will result in irreparable and continuing damage to the other Party for which the remedies at law will be inadequate, and agrees that, in the event of any breach by the other Party of this Agreement, the non-breaching Party shall be entitled to injunctive relief and to have this Agreement specifically performed, which shall be in addition to, and not in lieu of, any other relief to which such Party shall be entitled.

16.     ENFORCEABILITY. If any provision of this Agreement shall be found by a court with proper jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified, narrowed, or restricted only to the limited extent and in the manner necessary to render the same valid and enforceable, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified, narrowed, or restricted.

17.     GENERAL PROVISIONS.

(a)     This agreement shall be governed by the laws of the State of Florida, without giving effect to any principles of conflicts of law that would result in application of the law of any other jurisdiction.

(b)     This Agreement represents the sole agreement of the Executive and the Company concerning the subject matter hereof and supersedes all prior communications, representations and negotiations, whether oral or written, concerning such subject matter, including the Prior Consulting Agreement.

(c)     This Agreement can only be modified or amended by the written consent of both Executive and the Company hereto which states that it constitutes an amendment hereto.

(d)     No purported waiver of any provision of this Agreement shall be legally effective unless upon the Party providing such waiver has duly executed and delivered to the other Party a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived. Failure by either Party to pursue remedies or assert rights under this Agreement shall not be construed as waiver of that Party’s rights or remedies, nor shall a Party’s failure to demand strict compliance with the terms and conditions of this Agreement prohibit or estop that Party from insisting upon strict compliance in the future.

(e)     This Agreement shall bind the Parties’ respective heirs, successors, representatives and permitted assigns

(f)     No Person other than Parties and their respective heirs, successors, representatives and permitted assigns of the parties is a party to, or shall otherwise have any rights with respect to, this Agreement.

(g)     This Agreement may be executed in any number of counterparts and it shall not be necessary for the parties to execute any of the same counterparts hereof. Counterparts to this Agreement may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above, to be effective on the Effective Date, for the purposes herein contained.

COMPANY – TapImmune Inc.		EXECUTIVE

By:	/s/Glynn Wilson	/s/John Bonfiglio
Glynn Wilson, Chief Executive Officer		John Bonfiglio

[Signature Page to Employment Agreement]

EXHIBIT A

AMENDMENT TO CONSULTING STOCK OPTION AWARD AGREEMENT

THIS AMENDMENT TO CONSULTING STOCK OPTION AGREEMENT is made and entered into this 18th day of July, 2016, by and between TapImmune Inc. (the “Company”) and Dr. John Bonfiglio (“Dr. Bonfiglio”), and amends that certain consulting stock option award agreement between the Company and Dr. Bonfiglio, dated February 10, 2015, (the “Consulting Option Award Agreement”).

WHEREAS, since entering into a consulting agreement with the Company, Dr. Bonfiglio has been appointed to the Company’s Board of Directors;

WHEREAS, Dr. Bonfiglio is becoming a full time employee of the Company; entering into an employment agreement; and terminating his existing consulting agreement with the Company, all effective the date hereof; and

WHEREAS, the Company and Dr. Bonfiglio desire to clarify that the options awarded to Dr. Bonfiglio at the time he became a consultant have fully vested and, would continue to be exerciseable notwithstanding the termination of his consulting services, due to his continued services to the Company both as a full time employee and as a Director.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Paragraph 10 of the Consulting Option Award Agreement is hereby replaced as follows:

10.	Termination of Services. In the event of Consultants’ termination of service to the Company as an employee and as a director (without any continuation of service as a consultant), other than a termination that is either (i) for cause (as defined in Dr. Bonfiglio’s employment agreement), or (ii) voluntarily initiated on the part of the Dr. Bonfiglio and without the written consent of the Company.

(a) Dr. Bonfiglio may exercise the vested portion of the Stock Options at any time within ninety (90) days after such termination to the extent of the number of shares which were Purchasable Shares under the vesting schedule on the first page of this Award Agreement at the date of such termination.

In the event of a termination of Dr. Bonfiglio’s services that is either (i) for Cause (as defined in Dr. Bonfiglio’s employment agreement), or (ii) voluntarily initiated on the part of Dr. Bonfiglio and without the written consent of the Company, all of the Stock Options which have not previously been exercised shall terminate immediately and shall not thereafter be or become exercisable.

2.     This Amendment may be executed in one or more counterparts (including by electronic means), each counterpart is deemed an original, and all counterparts collectively constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CONSULTANT:	COMPANY:

TapImmune, Inc.
By:
Dr. John Bonfiglio	Dr. Glynn Wilson, Chief Executive Officer